                                     FILED PURSUANT TO RULE 424(b)(3); FORM S-3;
                                                   COMMISSION FILE NO. 333-49301

             FOURTH PROSPECTUS SUPPLEMENT (DATED NOVEMBER 30, 1999)
                TO AFFILIATED COMPUTER SERVICES, INC. PROSPECTUS
                               DATED MAY 13, 1998

     Referring to the Affiliated Computer Services, Inc. prospectus dated May 13, 1998, the table in the section entitled "Selling Securityholders" on pages 11-12 is hereby supplemented effective as of November 30, 1999 with the following information regarding holders of the 4% Convertible Subordinated Notes due March 15, 2005 that were not named in the table included in the May 13, 1998 prospectus or in the other subsequent prospectus supplements or changes in the information that has been communicated to ACS. Defined terms used herein but not otherwise defined herein shall have the same definitions as used in the May 13 prospectus:

                                                                                 PRINCIPAL                            CLASS A
                                                                                 AMOUNT OF          CLASS A           COMMON
                                                              PRINCIPAL            NOTES            COMMON             STOCK
                NAME OF SELLING                               AMOUNT OF           OFFERED            STOCK            OFFERED
                 SECURITYHOLDER                              NOTES OWNED           HEREBY           OWNED(1)          HEREBY(2)
                ---------------                              ------------       ------------        ---------         ---------

ELF Acquitaine ....................................          $    125,000       $    125,000            2,930             2,930
Goldman, Sachs & Co. ..............................             5,000,000          5,000,000          117,216           117,216
Lord, Abbett Bond Debenture Fund ..................            10,000,000         10,000,000          234,432           234,432
Previously included in May 13 prospectus or
    other supplements, adjusted for transfers
    for which notifications have been given .......           214,875,000        214,875,000        5,037,358         5,037,358
Unnamed holders of Notes or any future
  transferees, pledgees, donees, or successors
  of or from any such unnamed holder(3) ...........                   -0-                -0-              -0-               -0-
                                                             ------------       ------------        ---------         ---------
     TOTAL ........................................          $230,000,000       $230,000,000        5,391,936         5,391,936

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(1)  Includes the shares of Class A common stock into which the Notes held by such Selling Securityholder are convertible at the initial Conversion Rate. The Conversion Rate and the number of shares of Class A Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights" in the May 13 prospectus. Accordingly, the number of shares of Class A Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Class A Common Stock of the full amount of Notes held by the Selling Securityholder at the initial Conversion Rate and the offering of such shares by such Selling Securityholder pursuant to the registration statement of which this prospectus forms a part. The Conversion Rate and the number of shares of Class A Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Class A Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) No such holder may offer Notes pursuant to the registration statement of which this prospectus forms a part until such holder is included as a Selling Securityholder in a supplement to this prospectus in accordance with the Registration Rights Agreement.